                                  EXHIBIT 11


                       INTEGRATED CIRCUIT SYSTEMS, INC.
                        COMPUTATION OF PER SHARE INCOME


                     (in thousands, except per share data)

                                                            Years Ended
                                                  -----------------------------
                                                    June 28   June 29   June 30
                                                      1997      1996      1995
                                                  -----------------------------
Primary
   Income (loss) from continuing operations         $(7,510)  $ 4,636   $ 8,483
   Loss from discontinued operations                   (909)     (721)   (3,560)
                                                  -----------------------------
   Net income (loss)                                $(8,419)  $ 3,915   $ 4,923
                                                  =============================
   Common and common equivalent shares outstanding:
      Weighted average common shares outstanding     11,474    11,278    10,936
      Assumed exercise of stock options                  --       314       109
                                                  -----------------------------
                                                     11,474    11,592    11,045
                                                  =============================

   Income (loss) from continuing operations         $ (0.85)  $  0.40   $  0.77
   Loss from discontinued operations                  (0.08)    (0.06)    (0.32)
                                                  -----------------------------
   Net income (loss) per share                      $ (0.73)  $  0.34   $  0.45
                                                  =============================

Fully Diluted
   Income (loss) from continuing operations         $(7,510)  $ 4,636   $ 8,483
   Loss from discontinued operations                   (909)     (721)   (3,560)
                                                  -----------------------------
   Net income (loss)                                $(8,419)  $ 3,915   $ 4,923
                                                  =============================
   Common and common equivalent shares
    outstanding:
      Weighted average common shares                 11,474    11,278    10,936
       outstanding
      Assumed exercise of stock options                  --       320       488
                                                  -----------------------------
                                                     11,474    11,598    11,424

   Income (loss) from continuing operations         $ (0.65)  $  0.40   $  0.74
   Loss from discontinued operations                  (0.08)    (0.06)    (0.31)
                                                  -----------------------------
   Net income (loss) per share                      $ (0.73)  $  0.34   $  0.43
                                                  =============================